EXHIBIT 99(a)

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES SPECTRO ANALYTICAL INSTRUMENTS
Acquisition Expands AMETEK’s High-End Analytical Instrument Platform

Paoli, PA, June 13, 2005 — AMETEK, Inc. (NYSE: AME) today announced it has acquired SPECTRO Beteiligungs GmbH (“SPECTRO”), the holding company of SPECTRO Analytical Instruments GmbH & Co KG and its affiliates. SPECTRO is a leading global supplier of Atomic Spectroscopy analytical instrumentation. SPECTRO was acquired from an investor group led by German Equity Partners BV for approximately €80 million ($98 million). With its headquarters in Kleve, Germany, SPECTRO has annual sales of approximately €85 million ($104 million).

SPECTRO designs, manufactures, and services a broad array of atomic spectroscopic instrumentation used to analyze the elemental composition of solids and liquids. Using optical emission or energy dispersive x-ray fluorescence (ED-XRF) measurement techniques, SPECTRO’s instruments address the analysis requirements of a variety of end markets, including, metal production and processing, environmental testing, hydrocarbon processing, aerospace, food processing, and pharmaceutical.

“We are very excited about the acquisition of SPECTRO,” commented AMETEK Chairman and Chief Executive Officer Frank S. Hermance. “SPECTRO is a highly differentiated business, which significantly expands our elemental analysis capabilities, bringing new technologies and market opportunities to AMETEK. With this acquisition, our high-end analytical businesses now total nearly $375 million in annual revenue.”

“SPECTRO holds a leading market position for metal analyzers, employing Arc/Spark optical emission spectrometry — a technique widely regarded as the most precise and reliable measurement for this market. SPECTRO’s Inductively Coupled Plasma (ICP) optical emission spectrometers also bring to AMETEK the capability to make analytical liquids analysis, opening new measurement opportunities for AMETEK, particularly for environmental testing. In addition, SPECTRO’s ED-XRF-based products complement those manufactured by our EDAX business, enabling AMETEK to supply a broader range of products to this very attractive market,” added Mr. Hermance.

SPECTRO will join AMETEK as part of its Electronic Instruments Group (EIG) —a recognized leader in advanced monitoring, testing, calibrating, and display instruments. AMETEK EIG sells its instruments to the process, aerospace, power, and industrial markets worldwide and had 2004 sales of approximately $667 million.

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AMETEK ACQUIRES SPECTRO ANALYTICAL INSTRUMENTS

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of approximately $1.3 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion, and New Products. Its objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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